NEWS RELEASE
Investor Contact:
Jessica Greiner
Director of Investor Relations
Trinity Industries, Inc.
214/631-4420
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Strong First Quarter 2013 Results and Record New Railcar Orders of $2.0 Billion

DALLAS, Texas - April 30, 2013 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the first quarter ended March 31, 2013, including the following significant highlights:

•
First quarter total earnings per share of $0.99, including $0.08 per share of earnings from discontinued operations resulting from the completed exchange of the Company's remaining ready-mix assets for certain light weight aggregates assets during the quarter

•	First quarter earnings per share from continuing operations of $0.91, a 38% increase year-over- year

•	Rail Group orders for 14,505 new railcars during the first quarter, increasing the backlog to a record 41,265 units with a record value of $5.1 billion

•	Energy Equipment Group orders of $48 million structural wind towers during the first quarter

•	Available liquidity at the end of the first quarter of nearly $1.1 billion

Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $79.1 million, or $0.99 per common diluted share, for the first quarter ended March 31, 2013. The Company reported net income from continuing operations of $72.2 million, or $0.91 per common diluted share, for the first quarter. Net income from continuing operations for the same quarter of 2012 was $52.4 million, or $0.66 per common diluted share. Current year net income from discontinued operations totaled $6.6 million, or $0.08 per common diluted share, including a $7.0 million after-tax gain on the sale of the Company's remaining ready-mix operations. Prior year first quarter results benefitted from a lower effective tax rate of 32.9% due to the settlement of certain tax audits.

Revenues for the first quarter of 2013 increased 4% to $932.9 million compared to revenues of $896.2 million for the same quarter of 2012. The Company reported an operating profit of $159.5 million in the first quarter of 2013, a 30% increase compared to an operating profit of $122.7 million for the same quarter last year.

“I am pleased with our strong financial results for the first quarter,” said Timothy R. Wallace, Trinity's Chairman, CEO and President. “Our performance was positively impacted by our ability to align our manufacturing capacity with the strong demand for our products that serve the oil, gas, and chemical industries. Our employees are doing an outstanding job of converting production capacity to meet customer needs for products that support these industries. Demand for railcars that serve the oil, gas, and chemical industries in North America surged during the first quarter contributing to a record backlog for the Rail Group of $5.1 billion. We achieved additional operating efficiencies during the quarter, most noticeably in the Rail Group. Our Energy Equipment Group continued to show solid improvement during the first quarter as our wind towers facilities operated at more efficient levels than last year.”

Business Group Results
In the first quarter of 2013, the Rail Group reported revenues of $625.5 million and an operating profit of $102.9 million, an increase compared to the first quarter of 2012 of 34% and 157%, respectively. The Rail Group shipped 5,230 railcars and received orders for 14,505 railcars during the first quarter. The Rail Group backlog increased to a record $5.1 billion at March 31, 2013, representing a record 41,265 railcars, compared to a backlog of $3.7 billion as of December 31, 2012, representing 31,990 railcars.

During the first quarter of 2013, the Railcar Leasing and Management Services Group reported leasing and management revenues of $134.3 million compared to $127.4 million in the first quarter of 2012 due to continued growth in the lease fleet and higher rental rates. In addition, the Group recognized revenue of $0.1 million from sales of railcars from the lease fleet owned for less than a year during the first quarter compared to $14.9 million in the first quarter of 2012. Proceeds from the sale of railcars from the lease fleet owned for more than a year at the time of sale are not included in revenue and totaled $30.6 million in the first quarter of 2013 and $26.5 million in the first quarter of 2012. Operating profit for this Group was $61.6 million for the first quarter of 2013 compared to operating profit of $66.5 million during the first quarter of 2012. Included in the operating results for the first quarter of 2013 was $6.8 million of profit from railcar sales totaling $30.7 million compared to $6.6 million of profit from railcar sales totaling $41.4 million for the same period last year. Operating profit decreased for the three months ended March 31, 2013 compared to the same period last year primarily due to higher maintenance and selling, engineering and administrative expenses.

The Inland Barge Group reported revenues of $147.4 million compared to revenues of $169.4 million in the first quarter of 2012. Operating profit for this Group was $24.3 million in the first quarter of 2013 compared to $30.0 million in the first quarter of 2012. The decrease in revenues and operating profit was due to lower volumes for hopper barges during the quarter. Prior year operating profit included a $3.4 million net gain from the sale of leased barges to third parties. During the first quarter of 2013, the Inland Barge Group received orders of $66 million, and as of March 31, 2013 had a backlog of $483 million compared to a backlog of $564 million as of December 31, 2012.

The Energy Equipment Group reported revenues of $154.7 million in the first quarter of 2013 compared to revenues of $125.0 million in the same quarter of 2012. Revenues increased compared to the same period in 2012 due to increased demand for large container vessels and higher structural wind tower shipments related to improved market demand. Operating profit for the first quarter of 2013 increased to $14.9 million compared to a loss of $3.8 million in the same quarter last year due to manufacturing challenges that negatively impacted the Group's 2012 results. The Company received orders for $48 million of structural wind towers during the quarter, resulting in a backlog for structural wind towers as of March 31, 2013 of $671 million compared to $680 million as of December 31, 2012. Approximately $413 million of this backlog is subject to litigation with a customer for the customer's breach of a long-term supply contract for the manufacture of towers.

Revenues in the Construction Products Group were $103.8 million in the first quarter of 2013 compared to revenues of $125.9 million in the first quarter of 2012. The Group recorded an operating profit of $7.7 million in the first quarter of 2013 compared to an operating profit of $11.1 million in the first quarter of 2012. The decline in revenues and operating profit for the first quarter of 2013 compared to the same period in 2012 was primarily due to softer pricing and lower volumes in our Highway Products business attributable to lower demand and unfavorable weather conditions offset partially by higher volumes in our Aggregates business and in other product lines as a result of an acquisition in December 2012. In March 2013, the Company completed the sale of its remaining ready-mix concrete operations which have been historically reported as a component of the Construction Products Group. This divestiture is considered a discontinued

operation and, accordingly, the effects of its operations have been excluded from the Construction Products Group for financial reporting purposes.

At March 31, 2013, the Company had cash and marketable securities of $420.4 million. When combined with capacity under committed credit facilities, the Company had approximately $1.1 billion of available liquidity at the end of the first quarter.

Earnings Outlook
The Company's earnings guidance for the second quarter of 2013 is between $0.88 and $0.95 per common diluted share compared to $0.84 per common diluted share in the second quarter of 2012. For the full year of 2013, the Company anticipates total earnings per common diluted share, including the effects of discontinued operations, of between $3.80 and $4.05 compared to full year earnings per common diluted share of $3.19 in 2012. Results for the second quarter and full year 2013 could be impacted by a number of factors, including, among others: the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the level of sales and profitability of railcars; the amount of profit eliminations due to railcar additions to the Leasing Group; and the impact of weather conditions.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on May 1, 2013 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company's website or by dialing (402) 220-0116 until 11:59 p.m. Eastern on May 8, 2013.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues	$932.9	$896.2
Operating costs:
Cost of revenues	711.1	730.2
Selling, engineering, and administrative expenses	69.0	50.7
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(6.8)	(3.7)
Other	0.1	(3.7)
	773.4	773.5
Operating profit	159.5	122.7
Interest expense, net	48.8	47.5
Other (income) expense	(2.7)	(2.9)
Income before income taxes	113.4	78.1
Provision for income taxes	41.2	25.7
Net income from continuing operations	72.2	52.4
Net gain on sale of discontinued operations	7.0	—
Net income (loss) from discontinued operations	(0.4)	(0.1)
Net income	78.8	52.3
Net income (loss) attributable to noncontrolling interest	(0.3)	(0.6)
Net income attributable to Trinity Industries, Inc.	$79.1	$52.9

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$0.91	$0.66
Discontinued operations	0.08	—
	$0.99	$0.66
Diluted
Continuing operations	$0.91	$0.66
Discontinued operations	0.08	—
	$0.99	$0.66
Weighted average number of shares outstanding:
Basic	76.9	77.8
Diluted	77.0	78.1
Proceeds from the sales of railcars from the lease fleet owned more than one year at the time of sale were $30.6 million and $26.5 million for the three months ended March 31, 2013 and 2012, respectively. Operating profit from sales of railcars owned one year or less at the time of sale was $0.0 million and $2.9 million for the three months ended March 31, 2013 and 2012, respectively. Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2013	2012
Rail Group	$625.5	$467.1
Construction Products Group	103.8	125.9
Inland Barge Group	147.4	169.4
Energy Equipment Group	154.7	125.0
Railcar Leasing and Management Services Group	134.4	142.3
All Other	19.3	15.7
Eliminations - lease subsidiary	(198.0)	(122.6)
Eliminations - other	(54.2)	(26.6)
Consolidated Total	$932.9	$896.2

	Three Months Ended March 31,
Operating profit (loss):	2013	2012
Rail Group	$102.9	$40.1
Construction Products Group	7.7	11.1
Inland Barge Group	24.3	30.0
Energy Equipment Group	14.9	(3.8)
Railcar Leasing and Management Services Group	61.6	66.5
All Other	(2.6)	1.2
Corporate	(16.6)	(11.6)
Eliminations - lease subsidiary	(32.4)	(10.9)
Eliminations - other	(0.3)	0.1
Consolidated Total	$159.5	$122.7

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2013	December 31, 2012
Cash and cash equivalents	$360.5	$573.0
Short-term marketable securities	59.9	—
Receivables, net of allowance	414.2	390.0
Inventories	718.9	667.7
Restricted cash	215.3	223.2
Net property, plant, and equipment	4,462.0	4,299.0
Goodwill	244.5	240.4
Assets held for sale and discontinued operations	—	27.9
Other assets	248.4	248.7
	$6,723.7	$6,669.9

Accounts payable	$200.0	$188.2
Accrued liabilities	606.8	583.1
Debt, net of unamortized discount of $84.2 and $87.5	2,974.8	3,055.0
Deferred income	43.5	44.5
Deferred income taxes	617.5	572.4
Liabilities held for sale and discontinued operations	—	3.7
Other liabilities	89.9	85.4
Stockholders' equity	2,191.2	2,137.6
	$6,723.7	$6,669.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2013	December 31, 2012
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,328.6	$1,260.1
Accumulated depreciation	(738.1)	(720.8)
	590.5	539.3
Leasing:
Wholly-owned subsidiaries:
Machinery and other	9.7	9.6
Equipment on lease	3,831.2	3,662.6
Accumulated depreciation	(492.1)	(468.4)
	3,348.8	3,203.8
Partially-owned subsidiary:
Equipment on lease	1,272.5	1,272.4
Accumulated depreciation	(162.4)	(153.8)
	1,110.1	1,118.6
Net deferred profit on railcars sold to the Leasing Group:
Sold to wholly-owned subsidiaries	(408.1)	(381.8)
Sold to partially-owned subsidiary	(179.3)	(180.9)
	(587.4)	(562.7)
	$4,462.0	$4,299.0
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned subsidiaries	58,320	57,000
Partially-owned subsidiary	14,455	14,455
Total fleet	72,775	71,455
Portfolio utilization:
Wholly-owned subsidiaries	98.2%	98.4%
Partially-owned subsidiary	99.1%	99.2%
Total fleet	98.4%	98.6%

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2013	December 31, 2012
Debt
Corporate/Manufacturing - Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(84.2)	(87.5)
	365.8	362.5
Other	1.1	1.2
	366.9	363.7
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	45.1	45.8
Term loan	—	48.6
	45.1	94.4
Non-recourse:
Secured railcar equipment notes	1,127.9	1,140.3
Warehouse facility	167.9	173.6
Promissory notes	418.2	424.1
	1,714.0	1,738.0
Partially-owned subsidiary - Non-recourse:
Senior secured notes	170.0	170.0
Less: Owned by Trinity	(108.8)	(108.8)
	61.2	61.2
Secured railcar equipment notes	787.6	797.7
	848.8	858.9
	$2,974.8	$3,055.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2013	December 31, 2012
Leasing Debt Summary
Total Recourse Debt	$45.1	$94.4
Total Non-Recourse Debt(1)	2,562.8	2,596.9
	$2,607.9	$2,691.3
Total Leasing Debt
Wholly-owned subsidiaries	$1,759.1	$1,832.4
Partially-owned subsidiary(1)	848.8	858.9
	$2,607.9	$2,691.3
Equipment on Lease(2)
Wholly-owned subsidiaries	$3,348.8	$3,203.8
Partially-owned subsidiary	1,110.1	1,118.6
	$4,458.9	$4,322.4
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	52.5%	57.2%
Partially-owned subsidiary	76.5%	76.8%
Combined	58.5%	62.3%

(1)     Excludes $108.8 million in TRIP Holdings' Senior Secured Notes owned by Trinity and eliminated in consolidation.
(2)     Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period. Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$72.2			$52.4
Less: net income (loss) from continuing operations attributable to noncontrolling interest	(0.3)			(0.6)
Net income from continuing operations attributable to Trinity Industries, Inc.	72.5			53.0
Unvested restricted share participation	(2.3)			(1.7)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	70.2	76.9	$0.91	51.3	77.8	$0.66
Effect of dilutive securities: Stock options	—	0.1		—	0.3
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$70.2	77.0	$0.91	$51.3	78.1	$0.66
Net income (loss) from discontinued operations, net of taxes	$6.6			$(0.1)
Unvested restricted share participation	(0.2)			—
Net income (loss) from discontinued operations, net of taxes - basic	6.4	76.9	$0.08	(0.1)	77.8	$—
Effect of dilutive securities: Stock options	—	0.1		—	0.3
Net income (loss) from discontinued operations, net of taxes - diluted	$6.4	77.0	$0.08	$(0.1)	78.1	$—

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2013	2012

Net income from continuing operations	$72.2	$52.4
Add:
Interest expense	49.2	47.9
Provision for income taxes	41.2	25.7
Depreciation and amortization expense	50.0	47.6
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$212.6	$173.6

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

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